EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Global BPO Services Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 10, 2007 relating to the financial statements of Global BPO Services Corp. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Boston, Massachusetts

August 22, 2007